Adopted 2-10-2022
EXHIBIT 10.9

BIO-RAD LABORATORIES, INC. EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

The purpose of the Bio-Rad Laboratories, Inc. Executive Change in Control Severance Plan (as amended and in effect from time to time, the “Plan”), is to provide key executives with certain severance benefits upon their termination of employment following a Change in Control. The Compensation Committee believes these benefits will provide key executives with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control. The Plan is intended to be a severance pay plan governed by Title I of ERISA primarily for the purpose of providing benefits for a select group of management or highly compensated employees. All benefits under the Plan will be paid solely from the general assets of the Company.
ARTICLE I
DEFINITIONS
Section 1.01 Definitions. As used in this Plan, the following terms have the meanings set forth below:
(a)     “Accountants” has the meaning set forth in Section 5.02.
(b)    “Accrued Obligations” means vested amounts payable to a Participant upon any termination of employment with the Company, including (i) the Participant’s earned but unpaid Base Salary from the Company through the Date of Termination, (ii) any vested employee benefits as determined under the applicable plan, (iii) any accrued but unpaid vacation, and (iv) any unreimbursed expenses properly incurred and reported by the Participant in accordance with the Company’s business expense reimbursement policy.
(c)    “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.
(d)     “Applicable Severance Period” means the number (expressed as a number of weeks) contained in a Participant’s Participation Agreement.
(e)     “Base Salary” means a Participant’s annual salary for all services rendered as in effect at the time a benefit under the Plan is calculated; provided, however, that in case of a Qualifying Termination as the result of Good Reason triggered by a reduction in Base Salary, “Base Salary” shall mean the Participant’s annual salary as in effect immediately before the event giving rise to Good Reason.
(f)     “Board” means the Board of Directors of the Company.

Adopted 2-10-2022

(g)     “Cause” means a determination by the Board, in the exercise of its reasonable judgment, that any of the following has occurred with respect to a Participant:
(i)     the Participant’s willful failure, after receipt of at least one written warning, (A) to comply with the Company’s policies and practices applicable to the Company’s employees in similar job positions or to the Company’s employees generally or (B) to follow the reasonable instructions of Participant’s supervisor;
(ii)     the Participant engaging in willful misconduct which is demonstrably and materially injurious to the Company;
(iii)     the Participant committing a felony, an act of fraud against, or the misappropriation of property belonging to the Company;
(iv)     the Participant breaching in any material respect the terms of this Plan or the Employee Patent, Secrecy and Invention Agreement between Participant and the Company.
(h)     “Change in Control” means any of the following events that occurs after the Effective Date:
(i)     A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Company’s Board will not be considered a Change in Control; or
(ii)     A change in the effective control of the Company which occurs on the date that a majority of members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)     A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets; or
(iv)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger,

Adopted 2-10-2022
consolidation, reorganization, or business combination or (y)  the acquisition of assets and/or stock of another entity or group of related entities (either (x) or (y), a “Combination Transaction”), in each case other than a Combination Transaction which results in the Company’s outstanding voting securities immediately before the Combination Transaction continuing to represent (either by remaining outstanding or by being converted into securities of the entity or parent that, as a result of the Combination Transaction, controls, directly or indirectly, the Company or otherwise succeeds to the business of the Company (the “Successor Entity”)) directly or indirectly, at least 70% of the outstanding voting securities of the Company or the Successor Entity, as applicable, immediately after the Combination Transaction; or
(v)    the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries), in one or a series of transactions, of a Combination Transaction in which either (x) the aggregate purchase price (including any assumed indebtedness and the fair market value of any non-cash consideration) paid for the acquisition of assets and/or stock of another entity or group of related entities, or (y) the fair market value (including any assumed indebtedness and the fair market value of any non-cash consideration) of the entity or group of related entities being combined with the Company in such Combination Transaction, equals, in either case, at least fifty percent (50%) of the aggregate equity market capitalization of the Company immediately prior to the consummation of such Combination Transaction, with such value, in each case, as determined in good faith by the Plan Administrator.
For purposes of the calculations of voting securities in clauses (i) and (iv), each voting security of the Company or the Successor Entity, as applicable, shall be deemed to have one vote each, regardless of the voting power of such voting security. For purposes of the calculation of “outstanding voting securities of the Company or the Successor Entity” in clause (iv), any voting security of the Company or the Successor Entity, as applicable, issuable upon conversion or exchange of a convertible or exchangeable security (each, an “Exchangeable Security”) issued in the Combination Transaction shall be considered an “outstanding voting security of the Company or the Successor Entity” unless the holder of such Exchangeable Security is also issued a non-economic, voting security of the Company or the Successor Entity, as applicable, that relates on a one-to-one basis in respect of such Exchangeable Security.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any payment or benefit (or portion of any payment or benefit) hereunder that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in clauses (i), (ii), (iii) or (iv) with respect to such payment or benefit (or portion of any payment or benefit) shall only constitute a Change in Control for purposes of the payment timing of such payment or benefit (or portion of any payment or benefit) if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).  The Plan Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in

Adopted 2-10-2022
Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
(i)      “CIC Protected Period” means the period commencing on the date of the first Change in Control that occurs after the Effective Date and ending on the second anniversary of the Change in Control.
(j)    “COBRA” and “Cal-COBRA” shall be as defined in Section 3.01(b).
(k)     “Code” means the U.S. Internal Revenue Code of 1986, as amended (including any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder).
(l)     “Company” means BIO-RAD Laboratories Inc., a Delaware corporation, and any successor thereto, provided where the context requires, the “Company” includes all Affiliates.
(m)     “Compensation Committee” means the compensation committee of the Board.
(n)    “Date of Termination” means the date on which a Participant’s employment with the Company terminates.
(o)     “Disability” means that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Termination resulting from Disability may only be affected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Participant’s employment. In the event that the Participant resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.
(p)    “Effective Date” means February 10, 2022, the date that the Plan was originally approved by the Board.
(q)     “Eligible Executive” means a full-time employee of the Company who has been designated by the Plan Administrator to be eligible for benefits under the Plan. Eligible Executives shall be limited to a select group of management or highly compensated employees within the meaning of ERISA Sections 201, 301, and 404.
(r)     “Equity Award” means an award granted under the Stock Plan to a Participant covering the common stock of the Company that was outstanding immediately prior to the date of a Change in Control, including stock options, restricted stock, restricted stock units, and performance stock units.
(s)     “Equity Award Agreement” means the agreement evidencing, and governing the terms of, an Equity Award.

Adopted 2-10-2022

(t)     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(u)     “Good Reason” means a Participant’s termination of employment with the Company within ninety (90) days following the expiration of the cure period (specified below) following the occurrence of one or more of the following events, without Participant’s express written consent:
(i)     a material reduction of the Participant’s Base Salary as in effect immediately prior to such reduction not including a substantially similar reduction that applies to similarly situated Participants;
(ii)     a material reduction by the Company in the kind or level of employee benefits to which the Participant is entitled immediately prior to such reduction with the result that the Participant’s overall benefits package is significantly reduced;
(iii)     the assignment to the Participant of any duties, or the reduction of the Participant’s duties, either of which results in a material diminution of Participant’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment, or the removal of Participant from such position and responsibilities, provided that such removal results in a material diminution of Participant’s authority, duties, or responsibilities with the Company;
(iv)     the material change in the geographic location at which Participant must perform services that is more than 100 miles from the Participant’s primary Company office work location immediately prior to a Change in Control, or
(v)    the failure of the Company to obtain the assumption of the Plan by a successor and/or acquirer.
For a Participant to terminate for Good Reason, (A) the Company must be notified by the Participant in writing within ninety (90) days after the event constituting Good Reason first occurs, specifically identifying the acts or omissions, and (B) the event must remain uncorrected by the Company for at least thirty (30) days following such notice.
(v)     “Participant” means each Eligible Executive who is selected to be a participant in the Plan by action of the Plan Administrator and who has accepted such participation by execution of a Participation Agreement.
(w)    “Participation Agreement” means the latest participation agreement delivered by the Company to a Participant informing the Eligible Employee of the Eligible Employee’s participation in the Plan.
(x)     “Plan Administrator” means the Compensation Committee, or, if the Board so determines, another committee of the Board, or the Board itself. To the extent permitted by applicable law, the Plan Administrator may delegate all or any portion of its authority to one or more officers of the Company or a committee consisting of at least two persons.

Adopted 2-10-2022
(y)     “Prior Year Bonus” means any annual cash incentive bonus earned by a Participant for any fiscal year of the Company that ended before the Participant’s Date of Termination but which is unpaid as of the Date of Termination.
(z)    “Qualifying Termination” means a Participant’s Termination of Employment during a CIC Protected Period that is either (i) by the Company for any reason other than for Cause, (ii) as a result of the Participant’s death or Disability, or (iii) by the Participant for Good Reason.
(aa)     “Release” means a waiver and release of claims by a Participant in favor of the Company in such form as may be reasonably required by the Company.
(bb)     “Release Deadline” means the date by which a Participant’s Release is required to become effective in accordance with its terms, but no later than the sixtieth (60th) day following the Date of Termination.
(cc)    “Stock Plan” means the Bio-Rad Laboratories, Inc. 2017 Incentive Award Plan (as it may be amended or restated from time to time), and any successor plan thereto.
(dd)     “Target Bonus Amount” means the amount of a Participant’s target annual incentive bonus under any plan of the Company for the year in which a Qualifying Termination occurs.
ARTICLE II
PARTICIPATION AND SCOPE OF SEVERANCE BENEFITS
Section 2.01 Participation in the Plan. An Eligible Executive shall become a Participant only if the Eligible Executive is first designated for participation in the Plan by the Plan Administrator. The Plan Administrator shall not designate more than 20 Participants in the Plan. Promptly following such designation, the Company shall provide the Participant a Participation Agreement, which shall specify the benefits the Participant is entitled to receive under the Plan. The Plan Administrator may vary the terms of a Participant’s participation on a case-by-case basis, as set forth in the Participant’s Participation Agreement. A designated Eligible Executive shall not become a Participant unless and until the Participation Agreement is duly executed. Once participation in the Plan has commenced, a Participant shall remain a Participant until the first to occur of (i) the completion of the delivery of all benefits under the Plan following a Qualifying Termination under circumstances giving rise to a right to such benefits, (ii) the end of any CIC Protected Period, or (iii) the termination of the Plan prior to a Qualifying Termination in accordance with Article IV below.
Section 2.02 Conditions. As a condition precedent to entitlement of each Participant to benefits under Sections 3.01 of the Plan, the Participant agrees to each of the following:
(a)     The Participant shall have caused the Release to become effective and not revocable by the Release Deadline.
(b)     The Participant agrees to execute a resignation letter stating that, effective as of the Participant’s Date of Termination, or such earlier date as required or requested by the Company, the

Adopted 2-10-2022
Participant resigns from all positions with the Company, whether as an employee, an officer, a director or otherwise.
(c)     The Participant shall continue to comply with the terms of any confidential information agreement executed by the Participant in favor of the Company. In addition, as an express condition to the Participant’s right to receive any payments or benefits under Section 3, the Participant agrees that for a period of two years following the Participant’s Qualifying Termination, the Participant shall not solicit, encourage, or induce any other employee of the Company to terminate his or her employment with the Company. The foregoing shall not prohibit the Participant or any entity with which the Participant may be affiliated from hiring a current or former employee of the Company.
Section 2.03 No Duty to Mitigate; Non-duplication.
(a)    A Participant shall not be required to mitigate the amount of any payment or benefit provided for in the Plan by seeking other employment or otherwise, and no such payment or benefit shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment.
(b)    The Company does not intend to duplicate severance benefits. Accordingly, the severance payments and benefits under the Plan to a Participant shall be reduced by any severance benefits to which the Participant would otherwise be entitled under the Participant’s offer letter or employment agreement with the Company (if applicable), or any general severance policy or plan maintained by the Company that provides for severance benefits (unless the agreement, policy or plan expressly provides for severance benefits to be in addition to those provided under the Plan). The severance payments and benefits to which a Participant is otherwise entitled shall be further reduced (but not below zero) by any payments or benefits to which the Participant may be entitled under any federal, state or local laws or mandatory severance benefits under the laws of any other applicable jurisdiction. Any such reductions or offsets in severance benefits shall be made in a manner that complies with Section 409A of the Code (if applicable).
Section 2.04 Equity Award Vesting Upon Change in Control. Nothing in the Plan shall adversely impact any vesting of outstanding Equity Awards upon a Change in Control to the extent provided by the Stock Plan or applicable Equity Award Agreements.
ARTICLE III
AMOUNT AND TIMING OF PLAN BENEFITS
Section 3.01 Amount of Benefits Upon a Qualifying Termination. If a Participant incurs a Qualifying Termination, subject to the conditions set forth in Section 2.02, the Participant shall be entitled to the following payments and benefits in addition to any Accrued Obligations:
(a)    Cash Severance Payment. If applicable, the Participant shall be entitled to an amount equal to the product of (i) the Participant’s Applicable Severance Period and (ii) the sum of (A) the Participant’s weekly rate of Base Salary, plus (B) the Participant’s Target Bonus Amount divided by fifty-two (52). In addition, the Participant shall be entitled to a cash payment equal to the amount of any target

Adopted 2-10-2022
annual cash incentive bonus for the year in which the termination occurs pro-rated as of the date of termination and, if applicable, the payment of any Prior Year Bonus that is unpaid at the time of termination.
(b)     Continued Healthcare Coverage Payment. If applicable, if the Participant elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or the California Continuation Benefits Replacement Act, as amended (“Cal-COBRA”) for periods of coverage beyond that permitted by COBRA for the Participant and the Participant’s eligible dependents, within the time period prescribed pursuant to COBRA, or Cal-COBRA, as applicable, the Company will reimburse the Participant for the COBRA (or, if applicable, Cal-COBRA) premiums for such coverage (at the coverage levels in effect immediately prior to the Date of Termination) until the earlier of (A) the Applicable Severance Period, or (B) the date upon which the Participant and/or the Participant’s eligible dependents becomes covered under similar plans. COBRA (or, if applicable, Cal-COBRA) reimbursements will be made by the Company to the Participant consistent with the Company’s normal expense reimbursement policy. However, if the Company determines in its sole discretion that it cannot provide the COBRA or Cal- COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Participant a taxable monthly payment in an amount equal to the monthly COBRA (or, if applicable, Cal-COBRA) premium that the Participant would be required to pay to continue his or her group health coverage in effect on the Date of Termination (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Participant elects COBRA, or CalCOBRA, as applicable, continuation coverage.
(c)     Equity Vesting. Except to the extent that the terms of the Stock Plan or Equity Award Agreement provide more favorable treatment, the Participant shall become fully (100%) vested in any outstanding Equity Awards (i.e., to the extent that the Equity Awards are assumed or replaced as part of the Control in Control and not otherwise vested upon the Change in Control as provided by Section 2.04), and any such Equity Awards that are stock options or stock appreciation rights shall remain outstanding and exercisable for their full term. In the case of any performance-based Equity Awards, “full vesting” means vesting based on the level of performance adjustment determined under the terms of the applicable Equity Award Agreement in connection with the Change in Control.
(d)    Outplacement Services. If applicable, Participant will be entitled to 12 months of outplacement services in such value and with such firm as the Company may select.
Section 3.02 Timing of Benefits. The amounts set forth under Section 3.01(a) shall be payable in a single cash payment as soon as administratively practicable after the Release becomes effective, and in no event later than the fifteen (15th) day of the third calendar month after the month in which the Date of Termination occurs. The monthly reimbursements or payments, as applicable, set forth under Section 3.01(b) shall be provided as soon as administratively practicable (not more than sixty (60) days) after each applicable month during the relevant period, provided that any such amounts otherwise payable before the Release becomes effective shall be paid as soon as administratively practicable after the Release becomes effective, and in no event later than the fifteen (15th) day of the third calendar month

Adopted 2-10-2022
after the month in which the Date of Termination occurs. Settlement of vested Equity Awards shall be provided in accordance with the applicable Equity Award Agreement, provided that no vesting shall occur before the Release becomes effective, and the timing of settlement may be delayed to the extent required to comply with Section 409A of the Code.
ARTICLE IV
AMENDMENT / TERMINATION OF PLAN
Section 4.01 Plan Amendment and Termination. This Plan may be amended or terminated by action of the Board; provided, however, that (a) any amendment that reduces or eliminates potential termination benefits under Section 3 for a Participant shall not become effective without the Participant’s prior written consent and (b) the Plan may not be terminated following a Change in Control prior to the Company’s satisfaction of all of its obligations under the Plan and in no event earlier than the expiration of the CIC Protected Period.
ARTICLE V
FEDERAL EXCISE TAX UNDER SECTION 4999 OF THE CODE IN CONNECTION WITH A CHANGE IN CONTROL

Section 5.01 Adjustments to Payments. In the event the severance and other benefits provided for in this Plan or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 5.01, would be subject to the excise tax imposed by Section 4999 of the Code, then the Participant’s benefits under Section 2.04 and Section 3.01, respectively, will be either:
(a)     delivered in full, or
(b)     delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, of the Code results in the receipt by the Participant on an after-tax basis, of the greatest amount of severance and other benefits, notwithstanding that all or some portion of such severance and other benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that severance and other benefits are delivered to a lesser extent, reduction will occur in the following order reduction of cash payments; cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); cancellation of accelerated vesting of equity awards; reduction of employee benefits, all in a manner intended to comply with Section 409A of the Code (to the extent applicable). In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s equity awards.
Section 5.02 Determinations. Unless the Company and a Participant otherwise agree in writing, any determination required under this Article VI will be made in writing by the Company’s independent

Adopted 2-10-2022
public accountants immediately prior to a Change in Control or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required by this Article V, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this Article V.
ARTICLE VI
MISCELLANEOUS PROVISIONS
Section 6.01 Plan Administration. The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan. The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator will be limited to the specified services and duties for which they are engaged, and such persons will have no other duties, obligations or responsibilities under the Plan. Such persons will exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof will be borne by the Company.
Section 6.02 Withholding Taxes. The Company may withhold from all payments due to a Participant (or his or her beneficiary or estate) under the Plan all taxes which, by applicable federal, state, local or other law, the Company is required to withhold.
Section 6.03 Successors’ Binding Obligation.
(a)    The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6.03(a) or which becomes bound by the terms of this Plan by operation of law.
(b)     Participant Successors. All rights of a Participant under the Plan will inure to the benefit of, and be enforceable by, the Participant’s beneficiary or personal representative in case of death (consistent with Section 6.04), but shall not be assignable without the prior written consent of the Company (other than by will or the laws of descent and distribution).

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Section 6.04 No Assignment or Transfer; Beneficiaries; Unfunded Obligations. Except as otherwise determined by the Plan Administrator, benefits payable under this Plan shall not be assignable or transferable by the Participant, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, in the event of the death of a Participant, except as otherwise provided by the Plan Administrator, benefits earned but unpaid under this Plan shall become payable to the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Plan Administrator or, in the absence of an authorized beneficiary designation, to the personal representative of the Participant’s estate. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
Section 6.05 Notice. For purposes of this Plan, all notices and other communications contemplated by this Plan will be in writing and will be deemed to have been duly given when personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Participant, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.
Section 6.06 Governing Law. The validity, interpretation, construction and performance of this Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of law principles, to the extent Delaware laws are not preempted by ERISA. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provisions shall remain in full force and effect. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein will be commenced or maintained in any state or federal court located in Contra Costa County, California, and Participant and the Company hereby submit to the jurisdiction and venue of any such court.
Section 6.07 Waiver. No provision of this Plan may be waived unless such waiver is agreed to in writing and signed by the Participant and by a duly authorized officer of the Company. No waiver by one party of the other party’s breach of, or failure to comply with, a condition or provision of this Plan shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by a Participant or the Company to insist upon strict compliance with any provision of this Plan or to assert any right the Participant or the Company may have hereunder, including without limitation, the right of the Participant to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right, or of any other provision or right.
Section 6.08 Code Section 409A. Notwithstanding any provision of the Plan to the contrary, the Plan and any payments provided hereunder are intended to comply with, or be exempt from, Code Section 409A. The Plan shall in all respects be interpreted, operated, and administered in accordance with this

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intent. Payments provided under the Plan may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption, including, to the maximum extent possible, exemptions for separation pay due to Separation from Service and/or short-term deferrals. Any payments provided under the Plan to be made upon a Participant’s termination of employment with the Company that constitute “nonqualified deferred compensation” within the meaning of and subject to Code Section 409A shall only be made if such termination of service constitutes a Separation from Service. Each installment payment provided under the Plan shall be treated as a separate identified payment for purposes of Code Section 409A. To the extent that reimbursements or other in-kind benefits under this Plan constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Participant, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. To the extent necessary to avoid the imposition of any additional taxes under Code Section 409A, no compensation or benefits, including without limitation any severance payments or benefits payable under this Plan, shall be paid to a Participant during the six-month period following the Participant’s Separation from Service, and such delayed payments shall be paid, without interest, in a lump sum on the earlier of (i) the first payroll date to occur following the first day of the seventh month following the date of Separation from Service, or (ii) the Participant’s death, and any payments otherwise scheduled to be made thereafter shall be made in accordance with their original schedule. The Company makes no representations or warranties that the payments provided under the Plan comply with, or are exempt from, Code Section 409A, and in no event shall the Company be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Code Section 409A.
Section 6.09 No Right to Continued Employment. Neither the establishment of the Plan, nor any modification of it, and no creation of any fund, trust or account, or payment of any benefits, will be construed as giving any Participant, or any other person, the right to be retained in the service of the Company, and all Participants will remain subject to discharge to the same extent as if the Plan had never been adopted.
ARTICLE VII
CLAIMS PROCEDURES AND DISPUTE RESOLUTION
Section 7.01 Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan, and inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, addressed to the Company in accordance with the notice provisions set forth in the Plan.
Section 7.02 Denial of Claims. If any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the

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Participant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs in order to complete the review, and an explanation of the Plan’s review procedure.
This written notice will be given to the Participant within 30 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 30 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 30 day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision. If written notice of denial of the application for benefits is not furnished within the specified time, the application will be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.
Section 7.03 Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may (but is not required to) appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review. A request for a review must be in writing and addressed to the Company in accordance with the notice provisions set forth in the Plan.
A request for review must set forth all of the grounds on which it is based, all facts in support of the request, and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material the Plan Administrator deems necessary or appropriate in connection with his or her review.
Section 7.04 Decision on Review. The Plan Administrator will act on each request for review within 20 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 20 days). If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 20-day period. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. If the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions on which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 7.04, the application will be deemed denied on review.
Section 7.05 Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, that are necessary or appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal to do so at the applicant’s own expense.

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Section 7.06 Exhaustion of Remedies. No claim for benefits under the Plan may be brought in any forum until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 7.01, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the claims administrator’s failure to act within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 7.03, and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied under Section 7.04).
Section 7.07 Final Dispute Resolution; Limitations on Legal Action.
(a)    General. Except as provided in Section 7.07(d) below, all claims and disputes under this Plan (including but not limited to claims and disputes regarding interpretation, scope, or validity of the Plan, and any pendant state claims not preempted by ERISA) must follow the claims procedures described in Sections 7.01 through 7.06, before a claimant may take action in any other forum regarding a claim for benefits under the Plan. Any action initiated by a claimant under the Plan must be brought within one year of a final determination on the claim, or the claim will be deemed permanently waived and abandoned, and the claimant will be precluded from reasserting it.
(b)    Claims for Benefits. After following the claims procedures described in Sections 7.01 through 7.06, the following provisions apply to any further disputes, claims, questions or disagreements that may arise regarding this Plan. Except to the extent set forth in Section 7.07(c), the Company and each Participant each agree that any and all disputes arising out of the terms of this Plan, the Participant’s employment by the Company, the Participant’s service as an officer or director of the Company, or the Participant’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. Disputes that the Company and the Participant agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. The Company and the Participant further understand that this agreement to arbitrate also applies to any disputes that the Company may have with the Participant.
(c)    Procedure. The Company and each Participant agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”) located at https://www.jamsadr.com/rules-employment-arbitration/english. The arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator will have the power to award any remedies available under applicable law, and the arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that the

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Participant will pay any filing fees associated with any arbitration that the Participant initiates, but only so much of the filing fees as Participant would have instead paid had he or she filed a complaint in a court of law. The arbitrator will administer and conduct any arbitration in accordance with Delaware law, including the Rules of Civil Procedure for the State of Delaware, and the arbitrator will apply substantive and procedural Delaware law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS Rules conflict with Delaware law, Delaware law will take precedence. The decision of the arbitrator will be in writing. Any arbitration under this Plan will be conducted in Contra Costa County, California.
(d)     Remedy. Except as provided by the Act and this Plan, arbitration will be the sole, exclusive, and final remedy for any dispute between a Participant and the Company. Accordingly, except as provided for by the Act and this Plan, neither a Participant nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.
    (f)     Administrative Relief. Each Participant understands that this Plan does not prohibit him or her from pursuing any administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. This Plan does, however, preclude a Participant from pursuing court action regarding any such claim, except as permitted by law.